CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Market-Linked Notes due 2022	$1,000,000	$121.20

December 2018

Pricing Supplement No. 1,342

Registration Statement Nos. 333-221595; 333-221595-01

Dated December 19, 2018

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date. The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,000,000
Pricing date:	December 19, 2018
Original issue date:	December 24, 2018 (3 business days after the pricing date)
Maturity date:	January 24, 2022
Interest:	None
Underlying index:	S&P 500® Daily Risk Control 10% USD Excess Return Index
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $1,000 per note regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	None
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	187.308, which is the index closing value on December 18, 2018
Final index value:	The index closing value on the determination date
Determination date:	January 19, 2022, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61768DUX1
ISIN:	US61768DUX10
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$978.10 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$17.50	$982.50
Total	$1,000,000	$17,500	$982,500
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each note they sell. See "Supplemental information regarding plan of distribution; conflicts of interest." For additional information, see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for equity-linked notes.

(2)	See "Use of proceeds and hedging" on page 13.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2017        Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due January 24, 2022 Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index (the “notes”) offer 100% participation in the positive performance of the underlying index. The notes provide investors:

▪	an opportunity to gain exposure to the S&P 500® Daily Risk Control 10% USD Excess Return Index

▪	the repayment of principal at maturity, subject to our creditworthiness

▪	100% participation in any appreciation of the underlying index over the term of the notes

▪	no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	3 years and 1 month
Participation rate:	100%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $978.10.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

December 2018	Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

Repayment of Principal	The notes offer investors 100% upside exposure to the performance of the underlying index, while providing for the repayment of principal in full at maturity.
Upside Scenario	The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 100% of the appreciation of the underlying index. There is no limitation on the appreciation potential.
Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

December 2018	Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the index percent change times (iii) the participation rate.

The payment due at maturity will not be less than $1,000 per note regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 200 and reflects the participation rate of 100%. The actual initial index value is set forth on the cover page of this document.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
70.00%	340.00	$1,000	$700.00	$1,700.00	70.00%
60.00%	320.00	$1,000	$600.00	$1,600.00	60.00%
50.00%	300.00	$1,000	$500.00	$1,500.00	50.00%
40.00%	280.00	$1,000	$400.00	$1,400.00	40.00%
30.00%	260.00	$1,000	$300.00	$1,300.00	30.00%
20.00%	240.00	$1,000	$200.00	$1,200.00	20.00%
10.00%	220.00	$1,000	$100.00	$1,100.00	10.00%
0.00%	200.00	$1,000	$0.00	$1,000	0.00%
-10.00%	180.00	$1,000	$0.00	$1,000	0.00%
-20.00%	160.00	$1,000	$0.00	$1,000	0.00%
-30.00%	140.00	$1,000	$0.00	$1,000	0.00%
-40.00%	120.00	$1,000	$0.00	$1,000	0.00%
-50.00%	100.00	$1,000	$0.00	$1,000	0.00%
-60.00%	80.00	$1,000	$0.00	$1,000	0.00%
-70.00%	60.00	$1,000	$0.00	$1,000	0.00%
-80.00%	40.00	$1,000	$0.00	$1,000	0.00%
-90.00%	20.00	$1,000	$0.00	$1,000	0.00%
-100.00%	0.00	$1,000	$0.00	$1,000	0.00%

December 2018	Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Daily Risk Control 10% USD Excess Return Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	There are risks associated with the underlying index.

▪ There may be overexposure to the S&P 500® Total Return Index in bear markets or underexposure in bull markets. The underlying index is designed to achieve a target volatility of 10% regardless of the direction of price movements in the market. Therefore, in bull markets, if realized volatility is higher than target volatility, the underlying index will be exposed to less than the full gains in the S&P 500® Total Return Index and the underlying index will experience lower returns than the S&P 500® Total Return Index. In contrast, if realized volatility is less than target volatility in a bear market, the underlying index will be exposed to more than 100% of the losses in the S&P 500® Total Return Index and the underlying index will experience lower returns than the S&P 500® Total Return Index. In fact, the underlying index has historically underperformed the S&P 500® Total Return Index in bull markets. See “S&P 500® Daily Risk Control 10% USD Excess Return Index Overview” beginning on page 8.

▪ Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index.  For example, even if the volatility of the underlying index over the term of the notes was in line with the target volatility of 10%, the underlying index may decrease over time, which would result in you receiving only the stated principal amount of your notes at maturity.

▪ The index may not outperform the S&P 500® Total Return Index. The index employs a mathematical algorithm intended to control the level of risk taken with respect to the S&P 500® Total Return Index by allocating its exposure to the S&P 500® Total Return Index in a manner designed to maintain the target volatility of 10%. No assurance can be given that this strategy will be successful or that the underlying index will outperform the S&P 500® Total Return Index.

▪ The index will not have an actual volatility of 10%. Volatility is measured on a historical basis and adjustments to the exposure in the S&P 500® Total Return Index are made on a daily basis, principally based upon recent realized volatility of the S&P 500® Total Return Index, with a two-day lag between the leverage factor’s calculation and its implementation (a leverage factor adjustment applied to the underlying index at the close of business on the second day will effectively be applied at the opening of the next day). Due to this lag and because volatility can fluctuate significantly during this period, and even during a single day, the underlying index will not reflect the most current volatility of the S&P 500® Total Return Index and so will not have an actual volatility of 10% at any given time. In addition, the exposure of the underlying index to the S&P 500® Total Return Index is subject to a leverage factor cap of 150%, which may limit the ability of the underlying index to fully participate in the appreciation of the S&P 500® Total Return Index during times of low volatility when achieving a target volatility of 10% would require a leverage factor in excess of 150%. Therefore, the underlying index will not achieve actual volatility of 10% at any time.

▪ Controlled volatility does not mean the underlying index will have lower volatility than the S&P 500® Total Return Index. The index does not necessarily have lower volatility than the S&P 500® Total Return Index. The realized volatility of the S&P 500® Total Return Index may be less than the target volatility of 10% over extended periods of time, in which case

December 2018	Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

the exposure of the underlying index will be adjusted upwards in an attempt to raise its volatility to 10%. In this case, the result would be that the underlying index is more volatile than the S&P 500® Total Return Index.

▪ The returns will be reduced by borrowing costs. As an “excess return” index, the underlying index represents returns made entirely with borrowed money. The index returns are therefore reduced by the cost of borrowing, the effect of which increases as leverage increases and/or if interest rates increase. The cost of borrowing is ignored when determining how much money to borrow, even if a prudent investor would choose not to borrow money to invest in the S&P 500® Total Return Index at such time. The cost of borrowing will reduce the underlying index returns in all cases, whether the underlying index appreciates or depreciates.

▪ Historical performance of the underlying index and the S&P 500® Total Return Index should not be taken as an indication of the future performance of the underlying index or the S&P 500® Total Return Index. The future performance of the underlying index and the S&P 500® Total Return Index may bear little relation to the historical performance of the underlying index and the S&P 500® Total Return Index. The trading prices of the common stocks underlying the S&P 500® Total Return Index and the dividends paid on those common stocks will determine the level of the S&P 500® Total Return Index, and thus the volatility of the S&P 500® Total Return Index. The level and volatility of the S&P 500® Total Return Index and U.S. overnight LIBOR will determine the level of the underlying index. As a result, it is impossible to predict whether the level of the underlying index or the S&P 500® Total Return Index will rise or fall.

▪ The index has a limited operating history and may perform in unanticipated ways. The index has a limited operating history, and so the retrospective historical performance prior to the establishment of the underlying index must be considered illustrative only. For this and other reasons, the historical comparison of the underlying index to the S&P 500® Total Return Index may not reflect future performance, and no assurance can be given as to the level of the underlying index at any time.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the index closing value on the determination date, the payment at maturity will be based solely on the index closing value on the determination date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

December 2018	Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on such determination date, the index closing value on the determination date will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

▪	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 3-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. has determined the initial index value, will determine the final index value and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the

December 2018	Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to December 18, 2018 could have increased the initial index value, and, therefore, could have increased the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

December 2018	Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

S&P 500® Daily Risk Control 10% USD Excess Return Index Overview

The S&P 500® Daily Risk Control 10% USD Excess Return Index is intended to provide investors with exposure to a broad performance benchmark for the U.S. equity markets through the S&P 500~~®~~ Total Return Index while attempting to provide greater stability and lower overall risk of large fluctuations in the underlying index’s performance as compared to the S&P 500~~®~~ Total Return Index through the use of a volatility target. As an “excess return” index, the underlying index represents an unfunded investment in the S&P 500~~®~~ Total Return Index made through the use of a hypothetical cash fund at a borrowing rate of U.S. overnight LIBOR, or the “borrowing cost component.” The calculation of the return of the underlying index reflects the borrowing cost component. The underlying index’s notional investment in the S&P 500~~®~~ Total Return Index is based on a leverage factor, which can increase or decrease the underlying index’s exposure to the S&P 500~~®~~ Total Return Index, depending on the observed volatility in the S&P 500~~®~~ Total Return Index. For additional information about the S&P 500® Daily Risk Control 10% USD Excess Return Index, see the information set forth under “Annex A—S&P 500® Daily Risk Control 10% USD Excess Return Index” below.

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was May 3, 2013. The information regarding the underlying index prior to May 3, 2013 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. Therefore, information regarding the underlying index prior to May 3, 2013 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to May 3, 2013. Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on December 19, 2018:

Bloomberg Ticker Symbol:	SPXT10UE
Current Index Value:	185.953
52 Weeks Ago:	192.590
52 Week High (on 1/26/2018):	212.059
52 Week Low (on 12/19/2018):	185.953

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2013 through December 19, 2018. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on December 19, 2018 was 185.953. The underlying index was established on May 3, 2013. The information prior to May 3, 2013 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

S&P 500® Daily Risk Control 10% USD Excess Return Index Daily Index Closing Values January 1, 2013 to December 19, 2018

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Morgan Stanley Finance LLC

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Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

S&P 500® Daily Risk Control 10% USD Excess Return Index	High	Low	Period End
2013
First Quarter	119.220	111.875	119.220
Second Quarter	125.085	117.493	121.191
Third Quarter	128.438	121.576	125.358
Fourth Quarter	137.073	123.479	137.073
2014
First Quarter	137.430	129.882	137.247
Second Quarter	143.761	133.620	143.614
Third Quarter	147.717	139.999	144.415
Fourth Quarter	148.570	137.839	147.024
2015
First Quarter	150.029	143.924	147.449
Second Quarter	151.375	146.714	147.107
Third Quarter	151.151	134.640	137.331
Fourth Quarter	143.972	137.454	141.475
2016
First Quarter	141.922	133.205	141.744
Second Quarter	145.240	137.668	142.441
Third Quarter	146.482	142.098	144.637
Fourth Quarter	152.429	139.515	150.127
2017
First Quarter	164.299	151.52	161.338
Second Quarter	169.733	158.110	166.684
Third Quarter	175.082	165.584	175.082
Fourth Quarter	193.534	176.025	191.758
2018
First Quarter	212.059	191.430	193.753
Second Quarter	200.410	191.780	196.533
Third Quarter	211.181	196.205	209.693
Fourth Quarter (through December 19, 2018)	210.668	185.953	185.953

The underlying index was established on May 3, 2013. The information prior to May 3, 2013 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

The following graph compares the performance of the underlying index and the S&P 500® Total Return Index for the period from January 1, 2013 through December 19, 2018, assuming a closing value of 1,000 for both the underlying index and the S&P 500® Total Return Index as of January 1, 2013.

S&P 500® Daily Risk Control 10% USD Excess Return Index and S&P 500® Total Return Index January 1, 2013 to December 19, 2018

* The red vertical line indicates May 3, 2013, which is the date on which the underlying index was established.

December 2018	Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due January 24, 2022

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC, or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:	If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.
Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 3.6008% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,116.3456 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2018	$0.6001	$0.6001
January 1, 2019 through June 30, 2019	$18.0148	$18.6149
July 1, 2019 through December 31, 2019	$18.3391	$36.9540
January 1, 2020 through June 30, 2020	$18.6693	$55.6233
July 1, 2020 through December 31, 2020	$19.0054	$74.6287
January 1, 2021 through June 30, 2021	$19.3476	$93.9763
July 1, 2021 through December 31, 2021	$19.6959	$113.6722
January 1, 2022 through the Maturity Date	$2.6734	$116.3456

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” As discussed in the accompanying product supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

In addition, as discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

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You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying product supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to December 18, 2018, we hedged our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in stocks of the underlying index and in futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets. Such purchase activity could have increased the value of the underlying index on December 18, 2018, and, therefore, could have increased the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless

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such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt are not prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $17.50 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the

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Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A—S&P 500® Daily Risk Control 10% USD Excess Return Index

The S&P 500® Daily Risk Control 10% USD Excess Return Index (the “index”) is intended to provide investors with exposure to a broad performance benchmark for the U.S. equity markets through the S&P 500~~®~~ Total Return Index while attempting to provide greater stability and lower overall risk of large fluctuations in the index’s performance as compared to the S&P 500~~®~~ Total Return Index through the use of a volatility target. As an “excess return” index, the index represents an unfunded investment in the S&P 500~~®~~ Total Return Index made through the use of a hypothetical cash fund at a borrowing rate of U.S. overnight LIBOR, or the “borrowing cost component.” The calculation of the return of the index reflects the borrowing cost component, as described below. The index’s notional investment in the S&P 500~~®~~ Total Return Index is based on a leverage factor, which can increase or decrease the index’s exposure to the S&P 500~~®~~ Total Return Index, depending on the observed volatility in the S&P 500~~®~~ Total Return Index.

The index uses a mathematical algorithm that is designed to adjust the exposure of the index to the S&P 500~~®~~ Total Return Index based on a specific volatility target of 10%, or the “target volatility,” and the performance of the S&P 500~~®~~ Total Return Index. The index is designed to control the risk of large fluctuations of the S&P 500~~®~~ Total Return Index by daily adjusting the exposure of the index to the S&P 500~~®~~ Total Return Index based on realized volatility in an attempt to achieve the target volatility. “Realized volatility” is a measurement of risk based on the variation of daily historical returns of the S&P 500~~®~~ Total Return Index: larger fluctuations in daily returns will result in higher realized volatility, while smaller fluctuations will result in lower realized volatility. While the index attempts to maximize returns while reducing risk, there are no guarantees that the index will achieve its stated objectives.

Realized volatility is calculated as the greater of short-term volatility and long-term volatility. Both short-term volatility and long-term volatility are calculated using exponential weightings that place greater significance on more recent observations through the use of a decay factor which determines the weight of each daily return in the calculation of realized volatility. The decay factor utilized to determine short-term volatility and long-term volatility is specifically designed to ensure that recent historical volatility has greater impact than past historical volatility. In other words, the decay factor gives greater weight to yesterday’s observed volatility than the observed volatility from the day before yesterday. The decay factor for short-term volatility is slightly more than double the decay factor for long-term volatility. As a result, the 10 most recent days account for 50% of the weighting when determining short-term volatility, while the 23 most recent days account for 50% of the weighting when determining long-term volatility. When volatility increases, short-term volatility will increase more quickly than long-term volatility. Because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will increase quickly when volatility increases. This will quickly reduce exposure to the S&P 500~~®~~ Total Return Index when volatility increases. Conversely, because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will decrease slowly when volatility decreases. This will gradually increase exposure to the S&P 500~~®~~ Total Return Index when volatility decreases.

Each day (“T”), S&P calculates the leverage factor applicable to the index on the next succeeding day (“T+1”). The leverage factor is subject to a cap of 150% and a floor of 0% and is equal to: (i) the target volatility divided by (ii) the realized volatility for the second preceding day (“T-2”). The manner in which the leverage factor is calculated results in a two-day lag between the leverage factor’s calculation and its implementation in the index. Based on such calculation, if the realized volatility of the S&P 500~~®~~ Total Return Index is lower than the target volatility, the leverage factor will be greater than 100%, which represents a leveraged position, proportionate to the difference between realized volatility and target volatility. For example, as the index has a target volatility of 10%, if the realized volatility is 8% (i.e., there is a 25% difference between realized volatility and target volatility, with realized volatility being lower than the target volatility), the leverage factor will be 125%. In this instance, the index is exposed to 125% of the daily return of the S&P 500~~®~~ Total Return Index. On the other hand, if the realized volatility of the S&P 500~~®~~ Total Return Index is greater than the target volatility, the leverage factor will be less than 100%, which represents a deleveraged position, proportionate to the difference between realized volatility and target volatility. For example, as the index has a target volatility of 10%, if the realized volatility is 12% (i.e., there is a 16.67% difference between realized volatility and target volatility, with realized volatility being higher than the target volatility), the leverage factor will be 83.33%. In this instance, the index is exposed to 83.33% of the daily return of the S&P 500~~®~~ Total Return Index.

As noted above, the performance of the index is based on a notional investment in the S&P 500~~®~~ Total Return Index where the investment is made through the use of borrowed funds. Therefore, the return of the index will generally be equal to the leverage factor times the daily return of the S&P 500~~®~~ Total Return Index less the borrowing cost component applicable to such notional investment. For example, if the exposure to the S&P 500~~®~~ Total Return Index is 80%, the borrowing cost component applies only to the cost required to make an 80% notional investment in the S&P 500~~®~~ Total Return Index and not the remaining 20%. If the exposure to the S&P 500~~®~~ Total Return Index is 120%, the borrowing cost component applies to the entire 120% notional investment in the S&P 500~~®~~ Total Return Index. In determining the borrowing cost component, S&P may use other successor interest rates if

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U.S. overnight LIBOR is unavailable, and a 360-day year is assumed for the interest calculations in accordance with U.S. banking practices.

S&P 500~~®~~ Total Return Index

The S&P 500~~®~~ Total Return Index is a variant of the price return S&P 500~~®~~ Index. The S&P 500~~®~~ Total Return Index is composed of the same portfolio of constituent stocks as the price return S&P 500~~®~~ Index but reinvests both ordinary cash dividends and special dividends paid by the constituent stocks. Dividends are reinvested in the S&P 500~~®~~ Total Return Index as a whole, not in the specific stock paying the dividend. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500~~®~~ Total Return Index. Special dividends are those dividends that are outside of the normal payment pattern established historically by the issuer of the constituent stock. These may be described by the issuer as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

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S&P 500~~®~~ Index

The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). S&P is a joint venture between S&P Global, Inc. (73% owner) and CME Group Inc. (27% owner), owner of CME Group Index Services LLC.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index is a float-adjusted index. Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

As of July 31, 2017, securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

Beginning September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds & ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, are ordinarily considered to be part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are generally not part of the float. However, shares held in a trust to allow investors in countries outside the country of domicile (e.g., American Depositary Receipts, CREST Depositary Receipts and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as total shares outstanding less shares held by control holders. The S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by a number called the “S&P 500® Index Divisor.”

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by the S&P 500® Index Divisor. By itself, the S&P 500® Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500® Index Maintenance”).

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S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment. By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:

Type of Corporate Action	Comment	Divisor Adjustment Required
Company Added/Deleted	Net change in market value determines the divisor adjustment	Yes
Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock Split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in Investable Weight Factor (“IWF”)	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special Dividends	When a company pays a special dividend the share price is	Yes

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assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.
Rights Offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are implemented after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500® Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December when the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance. The S&P 500® Daily Risk Control 10% USD Excess Return Index is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to us or the notes. S&P Dow Jones Indices LLC has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Daily Risk Control 10% USD Excess Return Index. S&P Dow Jones Indices LLC is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of

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the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices LLC has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P Dow Jones Indices LLC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN AND S&P Dow Jones Indices LLC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P Dow Jones Indices LLC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN. S&P Dow Jones Indices LLC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P Dow Jones Indices LLC HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

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